Exhibit 10.26

PROMISSORY BRIDGE NOTE

March 27, 2024

FOR VALUE RECEIVED, SCANTECH IDENTIFICATION BEAM SYSTEMS LLC, a Delaware limited liability company (the “Company”), hereby promises to pay to the order of SEAPORT GROUP SIBS LLC (the “Lender”) the Principal Amount (as defined below) in the amounts and on the dates set forth herein, together with interest on the unpaid Principal Amount outstanding from time to time from the date each such amount is advanced as provided herein, at a rate of twelve percent (12%) per annum, compounded annually.

1.	Principal Amount. As used herein, the term “Principal Amount” means the aggregate amount of all advances made by the Lender to the Company plus any additional advances made by the Lender to the Company pursuant to this Bridge Note after the date hereof (each, an “Advance”), less all repayments on account of principal from time to time with respect to the Principal Amount, up to the maximum principal amount (exclusive of accrued and unpaid interest) of $1,000,000. The initial advance as of the date of this Bridge Note is in the principal amount of $421,200.36 and $4,260.21 of accrued and unpaid interest. The indebtedness evidenced by the Amended and Restated Promissory Note dated December 1, 2023 (“Original Note’’) is continuing indebtedness, and nothing in the Bridge Note shall be deemed to constitute a payment, settlement, or novation of the Original Note, or the release of, or otherwise adversely affect any lien or security interest securing such indebtedness or any rights of Lender against the Company or the Collateral (as further defined).

2.	Advances. Each subsequent Advance hereunder, if any, shall be made at the Lender’s discretion in an amount and in increments to be determined by Lender. The Lender shall record, using a form substantially similar to Schedule I attached to this Note, (i) the date and amount of each Advance made by the Lender to the Company, (ii) the date and amount of each payment on account of principal made by the Company to the Lender, and (iii) the resulting outstanding Principal Amount. Entries made in good faith by the Lender shall be binding and conclusive on the parties absent manifest error. For the avoidance of doubt, the Lender shall not have any obligation to make any additional Advance at any time, but shall only make Advances at such times and in such amounts as may be agreed by the Lender and the Company.

3.	Maturity Date. The Principal Amount and all accrued interest under this Bridge Note shall be due and payable upon demand by the Lender at any time after June 30, 2024 (the “Maturity Date”). Notwithstanding the foregoing, the entire unpaid Principal Amount, together with all accrued interest thereon, shall become immediately due and payable upon the occurrence of an Event of Default (as hereinafter defined). There shall be no prepayment penalty if all outstanding indebtedness is paid to Lender and this Bridge Note is paid and satisfied in full prior to the Maturity Date.

4.	Interest Rate and Calculation. The Company shall pay interest at a rate of 12% per annum on the outstanding Principal Amount computed by multiplying the actual number of days in such period by a daily interest rate based on a 360-day year, which such interest shall be due and payable on the Maturity Date.

5.	Security. To secure the payment when due of the outstanding Principal Amount and accrued and unpaid interest under this Bridge Note, the Company hereby (i) reconfirms its prior pledge, grant, conveyance and assignment to the Lender on the date of the Original Note, (ii) pledges, grants, conveys and assigns to the Lender, in each case, a security interest in and to all of the Company’s intellectual property rights of any kind (the “Collateral”) and (iii) agrees to, promptly upon request, execute such agreements, UCC-1 financing statements or other documents or agreements in order to give effect to and perfect such security interest as may be requested from time to time by the Lender (and the Lender is hereby authorized to execute and file any such documents on behalf of the Company).

6.	Seniority. This Bridge Note shall be senior in priority of payment to all outstanding indebtedness owed by the Company to NACS LLC and John Redmond and Azure LLC and any affiliate of either of them, as set forth in the Subordination & Intercreditor Agreement dated March 27, 2024.

7.	Most Favored Nation. If at any time from the date of this agreement until the repayment in full of any outstanding principal amount and accrued and unpaid interest, the Company sells equity, including debt convertible into equity, enters into new debt agreements to raise capital or raises capital in any manner that contains terms and provisions that are more favorable than the terms and provisions contained in this agreement then the Company shall enter into amendments of this Bridge Note with the Lender in order to provide the Lender with the same or more favorable terms and provisions. Notwithstanding the aforementioned, the terms of an Event of Default in this Bridge Note shall remain mutually exclusive of those of any financing provided by Polar Investment Management or its affiliates.

8.	Events of Default. The occurrence of any of the following shall constitute an “Event of Default” hereunder:

(a)            Failure to Pay. The Company shall fail to pay the outstanding Principal Amount and accrued interest on any date when due hereunder; or

(b)            Breaches of Covenants. The Company shall fail to observe or perform any other covenant, obligation, condition or agreement contained in this Bridge Note and such failure shall continue for ten (10) business days after the Company’s receipt of written notice from the Lender or its representatives of such failure; or

(c)            Representations and Warranties. Any representation, warranty, certificate, or other statement (financial or otherwise) made or furnished by or on behalf of the Company to the Lender in writing in connection with this Bridge Note, or as an inducement to the Lender to enter into this Bridge Note, shall be false, incorrect, incomplete or misleading in any material respect when made or furnished; or

(d)            Voluntary Bankruptcy or Insolvency Proceedings. The Company or any of its Affiliates (“Affiliate” shall mean any entity in which the Company owns at least fifty percent (50%) of the equity) shall (i) apply for or consent to the appointment of a receiver, trustee, liquidator or custodian for itself, or of all or a substantial part of its assets or property, (2) be unable, or admit in writing its inability, to pay its debts generally as they mature, (3) make a general assignment for the benefit of its creditors, (4) become insolvent (as such term may be defined or interpreted pursuant to any applicable statute), (5) commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts pursuant to any bankruptcy, insolvency or other similar law now or hereafter in effect or consent to any such relief or to the appointment of or taking possession of its property by any official in an involuntary case or other proceeding commenced against it, or (6) take any action for the purpose of effecting any of the foregoing; or

(e)            Involuntary Bankruptcy or Insolvency Proceedings. Proceedings for the appointment of a receiver, trustee, liquidator or custodian of the Company, any of its Affiliates, or of all or a substantial part of its property, or an involuntary case or other proceedings seeking liquidation, reorganization or other relief with respect to the Company, any of its affiliates, or the debts thereof pursuant to any bankruptcy, insolvency or other similar law now or hereafter in effect shall be commenced and an order for relief entered or such proceeding shall not be dismissed or discharged within thirty (30) days of commencement; or

(f)             Other Payment Obligations. Defaults shall exist under any agreements executed by the Company or any of its affiliates with any third party or parties which consists of the failure to pay any indebtedness for borrowed money at maturity or which results in a right by such third party or parties, whether or not exercised, to accelerate the maturity of such indebtedness for borrowed money of the Company or any of its affiliates, in each case, in an aggregate amount in excess of Twenty Five Thousand Dollars ($25,000); or

(g)            Judgments. A final judgment or order for the payment of money in excess of Ten Thousand Dollars ($10,000) (exclusive of amounts covered by insurance) shall be rendered against the Company or any of its affiliates and the same shall remain undischarged for a period of thirty (30) days during which execution shall not be effectively stayed, or any judgment, writ, assessment, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the Company’s property, or any property of any entity for of such entity (each, an “Affiliate”), if any and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within thirty (30) days after issue or levy; or

(h)            Merger. The Company is party to a consolidation or merger by means of any transaction or series of related transactions (including, without limitation, any stock acquisition, reorganization, merger or consolidation) in which the equity owners of the Company immediately prior to the transaction cease to own, directly or indirectly, more than 50% of the voting power of the surviving entity (or its parent, if any) immediately following the transaction or series of transactions, or the sale, transfer, conveyance or other disposal of all or substantially all the assets, property or business of the Company.

(i)             Default Interest. Following the occurrence and during the continuance of an Event of Default, the Borrower shall pay additional interest on this Bridge Note in an amount equal to eighteen percent (18%) per annum, and all outstanding obligations under this Bridge Note, including unpaid interest, shall continue to accrue such additional interest from the date of such Event of Default until the date such Event of Default is cured or waived.

9.	Rights and Remedies Upon Event of Default. Upon the occurrence and during the continuation of any Event of Default under this Bridge Note, the Lender shall have the option (but shall not be required) to (i) declare the entire outstanding Principal Amount hereunder, and all accrued and unpaid interest hereon, immediately due and payable (the “Default Amount”) and (ii) require all or part of the Collateral (as determined by the Lander) to be immediately transferred from the Company to the Lender. Implementation of any of the foregoing actions shall not be interpreted or deemed to limit in any way any of the Lender’s remedies pursuant to this Bridge Note, at law or in equity. The rights, remedies and powers of the Lender as provided in this Bridge Note are neither exclusive nor mutually exclusive. The Lender shall be entitled to resort to any such remedies and any other remedy or remedies available at law or in equity, by statute or otherwise.

10.	SPAC Transaction.

(a)            The Company hereby grants to the Lender, or its assignee, equity shares which the Company shall receive post the closing of any merger transaction, including but not limited, to the Company being acquired by the Special Purpose Acquisition Company (“SPAC”), Mars Acquisition Corp (the “SPAC Transaction”) in the amount one share per one dollar of Principal Amount and accrued and unpaid interest at the time of the SPAC Transaction closing. The equity shares issued to the Lender shall not dilute any existing shares which the Lender currently holds, has rights to hold, or is due to receive through execution of the Option to Purchase Equity Interest as referenced in the Amended and Restated Promissory Note dated December 1, 2023.

(b)            At the time of the SPAC Transaction closing, any outstanding Principal Amount and accrued and unpaid interest shall be repaid to the Lender in full using any proceeds that the Company receives in connection with the SPAC Transaction.

(c)            As promptly as practicable after the closing of the SPAC Transaction per Section 10(a), the Company shall issue and deliver to the Lender a certificate or certificates and/or instruments, as applicable, for the equity interests to which the Lender is entitled, and the Lender and the Company shall execute and deliver such joinder or other agreements with respect to equity interests of the Company as shall be necessary or appropriate to give effect to this Agreement.

(d)            In the event that the SPAC Transaction does not close, then The Company hereby grants to the Lender or its assignee the right to acquire, at any time at the Lender’s option and upon written notice to the Company, for a purchase price of ten dollars ($10.00), membership interests representing a percentage of the total outstanding equity interests in the Company (determined on a fully diluted basis at the time of such exercise) equal to the percentage determined by dividing (i) the outstanding Principal Amount due under this Bridge Note plus any and all accrued and unpaid interest due hereunder, as of the date of such exercise by (ii) $15,000,000.00.

11.	Transfer, Successors and Assigns. The terms and conditions of this Bridge Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. The Lender may assign, pledge, or otherwise transfer this Bridge Note without the prior written consent of the Company. Subject to the preceding sentence, this Bridge Note may be transferred only upon surrender of the original Bridge Note for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer. Interest and principal are payable only to the registered holder of this Bridge Note. Neither this Bridge Note nor any of the rights, interests or obligations hereunder may be assigned, by operation of law or otherwise, in whole or in part, by the Company without the prior written consent of Lender.

12.	Expenses. If any action at law or in equity is necessary to enforce or interpret the terms of this Bridge Note, each party shall be responsible for all costs and expenses that it incurs with respect to such matters.

13.	Indemnity. The Company agrees to promptly pay, indemnify and hold the Lender harmless from all state and federal taxes of any kind and other liabilities assessed against the Company with respect to or resulting from the execution and/or delivery of this Bridge Note.

14.	Further Assurances. The Company shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to the Lender all reasonable documents, and take all actions, reasonably required by the Lender from time to time to confirm the rights created or now or hereafter intended to be created under this Bridge Note, to protect and further the validity, priority and enforceability of this Bridge Note, or otherwise carry out the purposes of this Bridge Note and the transactions contemplated hereunder.

15.	Costs of Collection. The Company agrees to pay all reasonable costs and expenses of collection incurred by the Lender, in addition to principal and interest (including, without limitation, reasonable attorneys’ fees and disbursements) and including all reasonable costs and expenses incurred in connection with the pursuit by the Lender of any of its rights or remedies referred to in this Bridge Note, whether or not suit on this Bridge Note is commenced, and all such reasonable costs and expenses shall be payable on demand, together with interest thereon.

16.	Governing Law/Venue/Jurisdiction/Wavier of Jury Trial. This Bridge Note and the rights and obligations of the Company and the Lender shall be governed by and interpreted in accordance with the law of the State of New York (without regard to any conflicts of law rule that would require the application of the law of any other jurisdiction). In any litigation in connection with or to enforce this Bridge Note or any endorsement or guaranty of this Bridge Note, the Company irrevocably consents to personal jurisdiction on the courts of the State of New York or the United States located within the State of New York and expressly waive any objections as to venue in any such courts. Nothing contained herein shall, however, prevent the Lender from bringing any action or exercising any rights within any other state or jurisdiction or from obtaining personal jurisdiction by any other means available under applicable law. The parties irrevocably and voluntarily agree to waive any right to a trial by jury in respect of such claim.

17.	Waiver. The Company hereby expressly and unconditionally waives presentment, demand, protest, notice of protest or notice of any kind, including, without limitation, any notice of intention to accelerate and notice of acceleration, except as expressly provided herein, and in connection with any suit, action or proceeding brought by the Lender on this Note, any and every right it may have to (a) a trial by jury, (b) interpose any counterclaim therein (other than a counterclaim that can only be asserted in the suit, action or proceeding brought by the Lender on this Note and cannot be maintained in a separate action) and (c) have the same consolidated with any other or separate suit, action or proceeding.

18.	Severability. Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

[The remainder of this page is left intentionally blank.]

19.	Counterparts. This Note may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Note.

SCANTECH IDENTIFICATION BEAM SYSTEMS LLC

By:	/s/ Dolan Falconer
Name: Dolan Falconer
Title: CEO

ACCEPTANCE:

SEAPORT GROUP SIBS LLC

By:	/s/ Stephen Smith
Name: Stephen Smith
Title: Managing Member

SCHEDULE I

Date	Amount of Advance on this Date	Aggregate Outstanding Principal Amount on this Date	Amount of Accrued Interest on this Date	Amount of Interest Paid as of this Date
1/24/24	56,200.36	56,200.36	0.00	0.00
2/14/24	50,000.00	106,200.36	393.40	0.00
2/29/24	250,000.00	356,200.36	924.40	0.00
3/21/24	65,000.00	421,200.36	3,417.81	0.00
5/8/24	180,000.00	601,200.36	10,157.01	0.00
5/13/24	200,000.00	801,200.36	11,159.01	0.00
5/14/24	100,000.00	901,200.36	11,693.15	0.00
7/5/24	98,799.64	1,000,000.00	27,013.55	0.00